[LETTERHEAD OF K&L GATES LLP]

October 19, 2010

ZST Digital Networks, Inc.
206 Tongbo Street, Boyaxicheng Second Floor
Zhengzhou City, Henan Province
People’s Republic of China 450007

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for ZST Digital Networks, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 25,000 shares (the “Chen Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), reserved for future issuance under that certain Stock Option Agreement dated October 20, 2009 by and between the Company and John Chen, M.D., the Company’s Chief Financial Officer (the “Agreement”) and (ii) 500,000 shares (the “Plan Shares”) of the Company’s Common Stock, reserved for future issuance under the ZST Digital Networks, Inc. 2010 Omnibus Incentive Plan (the “Plan”) adopted by the Company’s Board of Directors and approved by its stockholders as of August 23, 2010.  As used in this opinion letter, the term “Shares” collectively includes the Chen Shares and the Plan Shares.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Agreement, the Plan, the Registration Statement, the Company’s Certificate of Incorporation, as amended, Bylaws, and the corporate actions of the Company that provide for the approval of the Agreement, the adoption of the Plan, and the reservation of the Shares for issuance by the Company under the Agreement and under the Plan, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion and we have also relied on a certificate of an officer of the Company in rendering our opinion.  We have not independently established any of the facts so relied on.

ZST Digital Networks, Inc.
October 19, 2010

In rendering our opinion, we also have made assumptions that are customary in opinion letters of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed that the Company does not in the future issue so many shares of Common Stock that there are insufficient remaining authorized but unissued shares of Common Stock for the exercise of the options granted under the Agreement and awards granted under the Plan.  We have also assumed that all of the Shares issuable or eligible for issuance under the Agreement and the Plan following the date hereof will be issued for not less than par value.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting that law.  We note, however, that we are not licensed to practice law in the State of Delaware.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.  The foregoing opinions are rendered as of the date of this letter.  We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms of the Agreement and  the terms of the respective awards granted under and governed by the Plan, as applicable, and the Registration Statement, will be validly issued, fully paid, and nonassessable.

We are furnishing this opinion letter to you solely in connection with the Registration Statement.  You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement, the prospectus or any prospectus supplement within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP